electroCore Provides Business Update and Select Financial Guidance

Third quarter 2020 Revenue expected to exceed $1 million, representing an increase of greater than 35% sequentially and greater than 50% over Q3 2019

Operating cash burn for the third quarter 2020 of approximately $4.1 million

BASKING RIDGE, N.J., October 13, 2020 -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today provided an operating and business update as well as select unaudited financial guidance for the third quarter.

“During the third quarter, we again demonstrated our ability to adapt to a rapidly changing business environment and maintain our focus despite the ongoing pandemic, resulting in a greater than 35% sequential increase in total revenue to more than one million dollars,” stated Dan Goldberger, Chief Executive Officer of electroCore. “Our key revenue channels, notably the VA/DoD and United Kingdom, continued to perform well. While our COVID-19 initiatives did not contribute material revenue during the quarter, our physician and patient outreach efforts under our Emergency Use Authorization are ongoing. We are also very pleased that the VA is sponsoring a study of gammaCore Sapphire in veterans with co-morbid traumatic brain injury and Post-Traumatic Stress Disorder. This work could lead to another potentially high-value indication for nVNS. We believe we are well positioned to finish the year and to enter 2021 with renewed momentum across all of our revenue channels.”

COVID-19: The launch of gammaCore SapphireTM CV for treatment of known or suspected COVID patients under the previously announced Emergency Use Authorization is proceeding. gammaCore Sapphire CV is available by prescription through our VA/DoD channels, from Premier Specialty Pharmacy, and access to telehealth consults from health care providers are being offered through the UpScript telehealth portal at www.getgammacore.com. We are pleased with the level of interest this initial launch has generated for both gammaCore Sapphire CV as well as our headache products. As our understanding of the disease has evolved and in-patient treatment regimens have changed, the enrollment criteria for SAVIOR 1 and SAVIOR 2 trials in hospitalized COVID patients have proven to be more challenging than originally anticipated. We continue to monitor COVID-19 levels near the two sites conducting the study and are discussing possible modifications to the protocol with the Investigators.

Federal Supply Schedule: During the third quarter of 2020, 68 Department of Veterans Affairs (VA) and Department of Defense (DoD) military treatment facilities purchased gammaCore™ products as compared to 67 during the second quarter of 2020, 64 during the first quarter of 2020, 54 during the fourth quarter of 2019 and 48 during the third quarter of 2019. Also, during the third quarter of 2020, the company shipped approximately 1,600 paid months of therapy pursuant to VA and DoD originating prescriptions, compared to 988 paid months of therapy in the second quarter of 2020, 1,084 paid months of therapy during the first quarter of 2020, 829 during the fourth quarter of 2019 and 553 during the third quarter of 2019.

In light of the ongoing COVID-19 pandemic, the company’s ability to visit VA doctors and facilities remains limited. However, the VA quickly and effectively adopted telehealth capabilities, with the number of daily sessions increasing more than 10x since the start of the pandemic, according to a news release from the Office of Public and Intergovernmental Affairs. The company continues to navigate through this challenging business environment and remains well positioned to resume all available outreach activities if and when the pandemic subsides.

Outside of the U.S.: During the third quarter of 2020, electroCore shipped approximately 1,020 paid months of therapy outside of the United States, as compared to 938 paid months of therapy during the second quarter of 2020 and 1,008 during the first quarter of 2020.

Since April 2019, gammaCore has been reimbursed by NHS England’s Innovation and Technology Payment (ITP) Program for the treatment of cluster headache in adults. The ITP Program is designed to support the adoption of innovations and technologies in the NHS market through the removal of significant financial barriers for both commissioners and providers. Earlier this month, the ITP Program for gammaCore was again extended for a six-month period through March 1, 2021 with the option for three additional years. The total contract value, assuming exercise of the three-year option, could be up to approximately $4.6 million at recent exchange rates. Perhaps more importantly, the company views this extension as another meaningful validation of nVNS technology. More than 55,000 adults in the U.K. suffer from cluster headache, a truly debilitating condition with few effective treatment options.

Commercial: During the first half of 2020, the company restructured and streamlined its commercial distribution channel. All of the inventory placed in the commercial channel during 2019 was fully dispensed by June 30, 2020. As a result, the company was able to recognize a full quarter of replenishment orders during the period ended Sep 30, 2020. The company is monitoring pharmacy inventory on an ongoing basis and expects ongoing contribution from commercial replenishment orders in the coming quarters.

mTBI/PTSD VA Study. In the quarter ended September 30, 2020, the company was notified that the VA has agreed to sponsor a quadruple blind, randomized, sham-controlled clinical trial of nVNS as a potential treatment for mild traumatic brain injury (mTBI) and Post-Traumatic Stress Disorder. The trial is being sponsored by the VA‘s Office of Research and Development at the Atlanta VA Medical Center. mTBI and PTSD are of significant concern for the VA in light of recent conflicts in Iraq and Afghanistan, and it is estimated that up to 56% of mTBI patients have co-morbid PTSD, making the combined conditions more common than each individually. This is an important study for the company with the potential to introduce gammaCore in an entirely new indication and further leverage the company’s existing relationship with the VA.

Please refer to https://clinicaltrials.gov/ct2/show/NCT04437498 for more information.

Clinical: In addition to COVID-19, gammaCore™ investigator initiated trials continue to progress in stroke, subarachnoid hemorrhage, certain rheumatologic conditions, and as outlined above, in mTBI/PTSD which is supported by the VA.

Financial Guidance:

electroCore today announced the following preliminary unaudited financial guidance for the third quarter of 2020:

Q3 2020 revenue: The company expects third quarter 2020 total revenue to be greater than $1 million.

Q3 2020 cash flow: Operating cash burn for the third quarter of 2020 is expected to be approximately $4.1 million. In addition, during the three months ended September 30, 2020 the company raised approximately $11.2 million through its existing stock purchase agreement with Lincoln Park Capital.

September 30, 2020 cash: The company ended the third quarter of 2020 with approximately $26.0 million of cash, cash equivalents and marketable securities.

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

About gammaCoreTM

gammaCoreTM (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore™ can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore™ stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore™ is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, the acute treatment of pain associated with migraine headache in adult patients and the prevention of migraine in adult patients. gammaCore™ is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua), Bronchoconstriction and Medication Overuse Headache in adults.

•	Safety and efficacy of gammaCore™ have not been evaluated in the following patients:

o	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

o	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

o	Pediatric patients

o	Pregnant women

o	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

•	Patients should not use gammaCore™ if they:

o	Have an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

o	Have a metallic device such as a stent, bone plate, or bone screw implanted at or near their neck; or

o	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone).

In the U.S., the FDA has not cleared gammaCore™ for the treatment of pneumonia and/or respiratory disorders such as acute respiratory stress disorder associated with COVID-19.

Please refer to the gammaCore™ Instructions for Use for all of the important warnings and precautions before using or prescribing this product available at www.gammacore.com.

The United States FDA has authorized use of the gammaCore Sapphire CV device for acute use at home or in a healthcare setting to treat adult patients with known or suspected COVID-19 who are experiencing exacerbation of asthma-related dyspnea and reduced airflow, and for whom approved drug therapies are not tolerated or provide insufficient symptom relief as assessed by their healthcare provider, by using non-invasive vagus nerve stimulation (VNS) on either side of the patient’s neck, available under an emergency access mechanism called an EUA.

gammaCore Sapphire CV has neither been cleared nor approved for acute use at home or in a healthcare setting to treat adult patients with known or suspected COVID-19 who are experiencing exacerbation of asthma-related dyspnea and reduced airflow, and for whom approved drug therapies are not tolerated or provide insufficient symptom relief as assessed by their healthcare provider, by using non-invasive Vagus nerve Stimulation (nVNS) on either side of the patient’s neck during the Coronavirus Disease 2019 (COVID-19) pandemic.

gammaCore Sapphire CV has been authorized for the above emergency use by FDA under an Emergency Use Authorization.

gammaCore Sapphire CV has been authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of medical devices under section 564(b)(1) of the Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked.

Further information is available at:

Authorization Letter: https://www.fda.gov/media/139967/download

Fact Sheet for Healthcare Providers: https://www.fda.gov/media/139968/download

Fact Sheet for Patients: https://www.fda.gov/media/139969/download

Instructions for gammaCore use https://www.fda.gov/media/139970/download

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s expectations for revenue and cash used in operations during the third quarter of 2020, its expectations for full year 2020 and its expectations for future performance, as well as electroCore's business prospects and clinical and product development plans, its pipeline or potential markets for its technologies, additional indications for gammaCore, the timing, outcome and impact of regulatory, clinical and commercial developments including potential human trials for the study of nVNS in COVID-19 patients in Spain, the U.S., or elsewhere, the business, operating or financial impact of such studies, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum
LifeSci Advisors
617-430-7578
hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky
electroCore, Inc.
973-290-0097
jackie.dorsky@electrocore.com